CONSENT OF BERSCH ACCOUNTING, S.C.,
                       INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Prospectus of Americas Power Partners, Inc. that is made a part of the Registration Statement (Form SB-1) of Americas Power Partners, Inc. for the registration of approximately 1,314,800 shares of its common stock and to the incorporation by reference therein of our report dated June 30, 1999, with respect to the financial statements and schedules of Americas Power Partners, Inc., as amended, filed with the Securities and Exchange Commission.

/s/ Bersch Accounting
Milwaukee, Wisconsin
February 23, 2000